A Special Meeting of the Shareholders of the Munder Digital Economy
Fund and the Munder Large-Cap Growth Fund was held on April 2, 2002. This Special Meeting was adjourned to another date in order to permit shareholders further time to respond to the solicitation of proxies.
On May 1, 2002, the Special Meeting reconvened.

      The purpose of the Special Meeting was to seek the approval or disapproval from the shareholders of both the Munder Digital Economy
Fund and the Munder Large-Cap Growth Fund of an Agreement and Plan of Reorganization providing for the acquisition of all of the assets of the Munder Digital Economy Fund by the Munder Large-Cap Growth Fund, each a series of The Munder Funds,Inc., and the assumption of all liabilities of the Munder Digital Economy Fund by the Munder Large-Cap Growth Fund in exchange for shares of the Munder Large-Cap Growth Fund and the subsequent liquidation of the Munder Digital Economy Fund. The Agreement and Plan of Reorganization was approved by shareholders.

The results of the voting for the Special Meeting are set forth below.

Number of Votes Cast by Munder Digital Economy

For 885,644
Against 20,431
Withheld 0
Abstentions 52,865
Broker Non-Votes 0

Number of Votes Cast by Munder Large-Cap Growth

For 1,691,861
Against 23,774
Withheld 0
Abstentions 266,475
Broker Non Votes 0

    On May 3, 2002, the Munder Large-Cap Growth Fund acquired all of the assets of the Munder Digital Economy Fund and assumed all liabilities of the Munder Digital Economy Fund in exchange for shares of the Munder Large-Cap Growth Fund and the subsequent liquidation of the Munder Digital Economy Fund.

Number of Shares issued of Munder Large-Cap Growth Fund for shares of Munder Digital Economy Fund
Class A 230,638
Class B 513,511
Class II 324,039
Class K 545
Class Y 35,040

Unrealized appreciation/depreciation immediately prior to acquisition of all assets and assumption of all liabilities of Munder Digital Economy Fund $(1,561,949)

There were no unpaid undistributed income or gain amounts prior to the merger of the Munder Digital Economy Fund.

Net assets of Munder Digital Economy Fund
Prior to Merger
Class A $1,568,209
Class B $3,440,568
Class II $2,164,413
Class K $3,708
Class Y $238,285

After Merger
Class A $0
Class B $0
Class II $0
Class K $0
Class Y $0

Net assets of Munder Large-Cap Growth Fund
Prior to Merger
Class A $921,675
Class B $1,859,129
Class II $7,157,909
Class K $986
Class Y $14,391,421

After Merger
Class A $2,489,884
Class B $5,299,697
Class II $9,322,322
Class K $4,694
Class Y $14,269,706